Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS ANNOUNCES THE PODIUM PRESENTATION OF PHASE 2 DATA FOR QNEXA IN TYPE 2 DIABETICS AT THE AMERICAN DIABETES ASSOCIATION MEETING

VIVUS to Host Investor Event and Webcast Following ADA Presentation to Discuss Results of OB-202

Mountain View, Calif, June 4, 2008 – VIVUS, Inc (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that the results from OB-202, a 28-week, placebo controlled, safety and efficacy phase 2 study to determine glycemic control in type 2 diabetics treated with Qnexa, will be delivered as a podium presentation during the American Diabetes Association (ADA) meeting in San Francisco, California, by Dr. Timothy Garvey, at 7:30 am PT Tuesday June 10, 2008.

Results from the study will include; glycemic control as measured by a the change of glycosylated hemoglobin (HbA1c) levels, changes in fasting glucose, percent of baseline body weight lost and changes in cardiovascular risk factors.

Following the podium presentation, VIVUS will host an investor event, where Dr. Garvey and members of VIVUS management will discuss the results of the OB-202 study.

The investor event will take place at the W Hotel, San Francisco, at 11:30 am PT. Investors and analysts are welcomed to attend this event and may register via RSVP to Ian Clements from the Trout Group at iclements@troutgroup.com or by calling 415-392-3385.  A live audio webcast and 14-day archive of the presentation will be available at http://ir.vivus.com.

About the ADA Presentation

The presentation will be delivered, by Dr. Timothy Garvey, during the oral abstract session entitled: Clinical Diabetes: Emerging Trends. Details of this session and the presentation are as follows:

Date: Tuesday, June 10, 2008

Session Info: Oral Session: Clinical Diabetes: Emerging Trends (7:30am-9:30am)
Presentation Time: 07:30am PT

Room: Room 130, Moscone Center

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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